MANHATTAN MINERALS CORP.

NOTICE OF ANNUAL AND SPECIAL GENERAL MEETING OF MEMBERS

NOTICE IS HEREBY GIVEN that the annual general and special meeting of members (the “Meeting”) of Manhattan Minerals Corp. (the “Company”) will be held at [the Pan Pacific Hotel – Governor General Suite ‘B’, 300 – 999 Canada Place, Vancouver, British Columbia], on [Friday, May 30, 2003], at [10:00 a.m.] (Vancouver time) for the following purposes:

1.

To receive the report of the directors;

2.

To receive the Annual Report of the Company, containing the audited consolidated financial statements for the year ended December 31, 2002, together with the report of the auditors thereon;

3.

To elect directors for the ensuing year;

4.

To appoint the independent auditors and authorize the directors to fix their remuneration;

5.

To consider and, if thought fit, to pass, with or without amendment, an ordinary resolution, as described in the Information Circular accompanying this Notice, to give advance shareholder approval for the issuance of a number of shares by private placement that exceeds 25% of the current issued and outstanding share capital of the Company;

6.

To approve amendments to the Stock Option Plan of the Company to increase the number of Common Shares available for issuance under stock options;

7.

To approve amendments to the Share Compensation Plan of the Company to increase the number of Common Shares available for issuance; and

8.

To transact such further or other business as may properly come before the Meeting or any adjournment or adjournments thereof.

Accompanying this Notice are the Company's Annual Report, a Management Proxy Circular and a Form of Proxy and a Supplemental Mailing List Return Card.  The accompanying Management Proxy Circular provides information relating to the matters to be addressed at the Meeting and is incorporated into this Notice.

The board of directors has fixed the close of business on [April 28, 2003] as the record date for the determination of members entitled to notice of the Meeting or any adjournment or adjournments thereof and the right to vote thereat. The transfer books will not be closed.

Members who are unable to attend at the Meeting in person are requested to complete, sign, date and return the enclosed Form of Proxy.  A Proxy will not be valid unless it is deposited at the office of Computershare Trust Company of Canada, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9 not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the person named therein purports to vote in respect thereof.

Dated at Vancouver, British Columbia, this [· day of April, 2003].

BY ORDER OF THE BOARD

Signed “Lawrence M. Glaser”

Lawrence M. Glaser

Chairman of the Board, President and Chief Executive Officer

MANHATTAN MINERALS CORP.

Prime Capital Place

350 - 885 Dunsmuir Street

Vancouver, BC, V6C 1N5

MANAGEMENT PROXY CIRCULAR

(All amounts are Canadian dollars, unless otherwise noted)

April ·, 2003

SOLICITATION OF PROXIES

This Management Proxy Circular is furnished in connection with the solicitation of proxies by the management of Manhattan Minerals Corp. (the "Company") for use, and to be voted at, the Annual General and Special Meeting of shareholders of the Company (the "Meeting") to be held on Friday, May 30, 2003, at 10:00 a.m. (Vancouver time) at the Pan Pacific Hotel – Governor General Suite ‘B’, 300 – 999 Canada Place, Vancouver, British Columbia, for the purposes set out in the Notice of Annual General Meeting appended hereto.

The solicitation of proxies by management will be primarily by mail, but proxies may be solicited personally or by telephone by directors, officers and regular employees of the Company.  All costs of this solicitation will be borne by the Company.

APPOINTMENT AND REVOCATION OF PROXIES

The individuals named in the accompanying form of proxy are directors of the Company.  A shareholder wishing to appoint some other person (who need not be a shareholder) to represent the shareholder at the Meeting has the right to do so, either by inserting such other person's name in the blank space provided in the form of proxy or by completing another suitable form of proxy.  A proxy will not be valid unless the completed form of proxy is delivered to the office of Computershare Trust Company of Canada by mail or by hand at its office at 510 Burrard Street, Vancouver, British Columbia, V6C 3B9, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting or the adjournment thereof at which the proxy is to be used.

A shareholder who has given a proxy may revoke it by an instrument in writing duly executed and delivered to Computershare Trust Company of Canada at any time up to the day that is 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting or the adjournment thereof at which the proxy is to be used, or to the registered office of the Company at any time up to and including the last business day preceding the day of the Meeting or an adjournment thereof at which the proxy is to be used, or with the chairman of the meeting on the day of the meeting or an adjournment thereof, or in any manner provided by law.  A revocation of a proxy will not affect a matter on which a vote has been taken before revocation.

EXERCISE OF DISCRETION

On any ballot the nominees named in the accompanying form of proxy will vote or withhold from voting the shares represented thereby in accordance with the instructions of the shareholder. The proxy will confer discretionary authority on the nominees named therein with respect to:

(a)

each matter or group of matters identified therein for which a choice is not specified,

(b)

any amendment to or variation of any matter identified therein, and

(c)

any other matters that properly come before the Meeting.

In respect of a matter for which a choice is not specified in the proxy, the nominees named in the accompanying form of proxy will vote the shares represented by the proxy for the election of management's nominees for election as directors and for the appointment of the Company's auditors, all as described in this Management Proxy Circular.

As of the date of this Management Proxy Circular, management of the Company knows of no amendment, variation or other matter that may come before the Meeting, but if any amendment, variation or other matter properly comes before the Meeting each nominee named in the accompanying form intends to vote thereon in accordance with such nominee's best judgement.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as discussed in this Management Proxy Circular, no director or senior officer, past, present or nominated, or any associate or affiliate of such persons, or any person on behalf of whom this solicitation is made, has any interest, direct or indirect, in any matter to be acted upon at the Meeting, except to the extent that such persons may be directly involved in the normal business of the Meeting or the general affairs of the Company.

VOTING SHARES

The Company is authorized to issue 500,000,000 common shares without par value (the “Common Shares”) of which 48,532,911 Common Shares are issued and outstanding as at April ·, 2003.  Only shareholders of record at the close of business on April 28, 2003, will be entitled to vote at the Meeting, or any adjournment(s) thereof, except that any person who has acquired Common Shares after April 28, 2003, may vote such Common Shares if not later than 10 days before the Meeting that person makes a request to that effect to Computershare Trust Company of Canada at its address set out above and establishes that the person owns the Common Shares.

To the best of the knowledge of the directors and senior officers of the Company, there are no persons that beneficially owned, directly or indirectly, or exercised control over, Common Shares carrying more than 10% of the outstanding voting rights attached to the Company’s Common Shares as at April ·, 2003.

PARTICULARS OF MATTERS TO BE ACTED ON

Election of Directors

The term of office of each of the current directors will expire at the conclusion of the Meeting.  Each director elected will hold office until the conclusion of the next annual general meeting of the Company, or if no director is then elected, until a successor is elected, unless the director's office is earlier vacated in accordance with the provisions of the Company Act (British Columbia).  Pursuant to Section 111 of the Company Act (British Columbia), the Advance Notice of Annual General Meeting was published in The Vancouver Sun newspaper on April 3, 2003.

The following table sets out the names of management's nominees for election as directors, the country in which each is ordinarily resident, the principal offices and positions with the Company and any of its significant affiliates held by them, their principal occupations for the last five years if not presently elected as a director, their date of appointment as a director of the Company, and the number of Common Shares of the Company beneficially owned by them, directly or indirectly, or over which they exercised control or direction, as at April ·, 2003.

The nominees provided the information set out below:

Name, Office Held and Country of Residence	Principal Occupation	Director of the company since	Common Shares Beneficially owned or controlled
Lawrence M. Glaser (2) (3)(4) Chairman of the Board, Chief Executive Officer, President and Director United States of America	Chief Executive Officer and President of the Company	June 19, 2001	509,475
John A. Clarke(1)(2)(3)(4) Canada	President and Chief Executive Officer of Nevsun Resources Ltd.	May 16, 2002	26,316
Craig A. Roberts(1)(2)(3)(4) Director Canada	Vice-President Corporate Finance, Pacific International Securities Inc., Financial and technical consultant	June 19, 2001	70,150
Peter Tegart Director Canada	President and Chief Executive Officer of Frontier Pacific Mining Corporation	February 28, 2003	230,650

(1)

Member of the Audit Committee

(2)

Member of the Environmental Committee

(3)

Member of the Compensation  Committee

(4)

Member of the Search Committee

Appointment of Auditors

The persons named in the enclosed form of proxy will vote for the re-appointment of PricewaterhouseCoopers LLP, Chartered Accountants, of 609 Granville Street, Vancouver, British Columbia, as auditors of the Company for the ensuing year, and will vote to authorise the Board to determine the audit remuneration.  PricewaterhouseCoopers were first appointed auditors of the Company in June 1990.

CORPORATE GOVERNANCE

Composition of the Board of Directors

The Company’s board of directors (the “Board”) currently comprises four persons including three directors who are not officers or employees of the Company and are unrelated to management.  The President and Chief Executive Officer is the management member of the Board.  The majority of the Board are “unrelated directors”, as that term is defined in the Company Manual of the Toronto Stock Exchange.

The Board is empowered by the Company’s incorporating documents and by-laws to manage or supervise the management of the affairs and business of the Company.  The Board is not involved in the day-to-day activities of the Company. The Board performs its functions through quarterly and special meetings and has delegated certain of its responsibilities to committees of the Board.

Board of Directors

The Board has assumed general responsibility for the development and monitoring of corporate governance issues.

The Board is actively involved in establishing corporate strategies and monitoring the achievement thereof, including the optimization of the performance of the Company’s current operations and acquisitions.  The Board monitors the performance of current operations, holding quarterly and special meetings and reviews and approves the annual operating and financial budget presented by management.  Consideration and approval of material acquisitions and dispositions is carried out by the full Board.  Outside consultants and professionals are engaged and report to the Board as required.

The Company maintains structures and procedures to ensure that the board of directors is able to function independently of management.  Aside from maintaining a majority of independent members on the Board, the board of directors is able to call and conduct meetings without members of management, and it is able to meet without management present during regularly scheduled meetings.  The Board also maintains an executive search committee of which a majority of the members are not members of management.  Although at this time the Chairman of the Board is also the sole member of management on the Board, it is the intent of the Board to separate these positions through the work of the Executive Search Committee.

The Board has identified the principal risks associated with the Company’s business.  These risks, and the steps taken to minimize such risks, are reviewed on an ongoing basis at the regularly scheduled quarterly meetings of the Board.

The Board has delegated responsibility for communication with the public and the Company’s shareholders to its President, and General Manager of Peruvian Operations.  Procedures are in place to ensure timely dissemination of information about the Company. Any significant shareholder concerns that may be communicated to the above persons are communicated to the Board at its regularly scheduled quarterly meetings.

A program for succession of management and training has not been adopted.  Given the availability of trained personnel in the international mining community and the size of the Company, this trained pool of personnel will be accessed to fill vacancies as required.

The Company is a junior company that is still in the growth stage and accordingly, a variety of technical, legal and financial experience at the Board level is important.  When it is determined that additional expertise is required on the Board, a number of candidates are considered and the full Board assesses proposed nominees.  The decision to nominate or appoint an additional director is taken by the Board as a whole.  The Executive Search Committee is responsible for reviewing candidates to the Board of Directors, and all officers of the company.  This committee makes recommendations to the full Board of Directors.  Unsolicited candidate recommendations made from outside the company to management, are initially referred to the Executive search Committee for review.

The performance of the management team is reviewed annually by the Compensation Committee in the context of the Company’s success in meeting its objectives, which are established as part of the review and approval of the annual operating and financial budget.  In addition, the Compensation Committee periodically reviews the compensation paid to members of the Board and makes recommendations to the Board regarding the compensation of the directors.

At this time, the company does not have an established mechanism or system which enables an individual director to engage an outside advisor at the expense of the Company in appropriate circumstances, or for this engagement to be subject to the approval of a Committee of the Board.  No such mechanism is in place because of the small size of the Board, and the ability of the independent directors to meet at any time independent of management.  The Board is considering the creation of such a mechanism.

Committees of the Board of Directors

Compensation Committee

The Compensation Committee of the Board is comprised of three unrelated directors, who are Craig A. Roberts, John A. Clarke and Peter Tegart, and one related director, who is Lawrence M. Glaser, Chairman of the Committee.  The Compensation Committee is responsible for succession planning, the level and form of compensation to senior officers and directors, and the review of options granted under the Directors’ and Employees’ Stock Option Plan and Common Shares issued under the Share Compensation Plan.

Audit Committee

The Audit Committee of the Board is comprised of three unrelated directors, Craig A. Roberts, Chairman of the Committee, John A. Clarke and Peter Tegart.  The Audit Committee oversees the Company’s financial reporting process and internal controls and consults with management and the Company’s independent auditors on matters related to the annual audit, accounting principles and the audit procedures being applied.

Environmental Committee

The Environmental Committee consists of four members, three unrelated directors, Craig A. Roberts, John A. Clarke and Peter F. Tegart, and one related directors, Richard D. Allan.  The Board has adopted an environmental policy in accordance with the recommendations of the Mining Association of Canada, which is monitored by the Environmental Committee.  The Chief Executive Officer of the Company, on behalf of the Environmental Committee, reports to the Board on a quarterly basis, which enables the Board to monitor the effectiveness of compliance with the environmental policy.

Search Committee

A Search Committee of the Board consisting of two independent directors, Craig A. Roberts and John A. Clarke and one related director, Lawrence M. Glaser, has been established to search for suitable candidates to be nominated to the Board.

DIRECTORS’ AND OFFICERS’ REMUNERATION

Compensation of Directors

[NTD: update]

The Company provides remuneration to directors, who are not officers of the Company, for services to the Company.  Currently, the remuneration for each director is as follows:

Attendance fee for Board and Board Committee Meetings	$ 750 per meeting
Retainer fee for each Director	$5,000 per annum
Retainer fee for the Chairman of the Board	$20,000 per annum
Retainer fee for the Chairman of the Audit Committee	$ 2,000 per annum
Retainer fee for the Chairman of the Compensation Committee	$1,000 per annum
Retainer fee for Chairman of the Environmental Management Committee	$1,000 per annum
Retainer fee for the Chairman of the Search Committee	$1,000 per annum

Directors are also reimbursed for travel and other reasonable expenses incurred in attending board and committee meetings.  Members of management who are also directors receive no director fees or retainer.

Compensation of Named Executive Officers

The following table sets forth a summary of the total compensation paid to, or earned by, the Company’s President and each of the Company’s four most highly compensated executive officers for the year ended December 31, 2002 (each a “Named Executive Officer”) during the Company’s three most recently completed financial years.  [NTD:  only need to provide information for Named Executive Officers (including every CEO in 2002, if more than one), not all officers.]

[NTD: update]

Name and Principal Position		Annual Compensation			Long Term Compensation			All Other Compensation ($)
					Awards		Payouts
	Year	Salary(6) ($)	Bonuses ($)	Other Annual Compen-sation ($)	Securities Under Options/ SARs Granted (#)	Restricted Shares Or Share Units ($)	LTIP Payouts ($)
Lawrence M. Glaser (1) President	2002 2001	180,189 141,000	- -		275,000 275,000	· -		251,718 (4) 59,000
Peter F. Tegart (2) Managing Director	2002 2001 2000	58,129 130,500 135,000	- - -		- 125,000 75,000	- - -		155,000 (5) - -
Richard D. Allan Vice-President	2002 2001 2000	152,284 129,500 134,000	· 5,000 -		- 100,000 30,000	· - -	-	34,976 (6) 8,000 -
Charles Smith (3) Chief Executive Officer	2002	129,850						86,250 (7)

Notes:

(1)

Mr. Glaser’s employment commenced on June 19, 2001

(2)

Mr. Tegart’s employment ceased on May 16, 2002

(3)

Mr. Smith’s employment commenced on ·, 2002 and Mr. Smith resigned on ·, 2002.

(4)

Payment made by the issuance of 331,737 Common Shares of the Company pursuant to the Share Compensation Plan.  125,932 shares were issued March 26, 2002 at $1.10 and 205,805 shares were issued December 17, 2002 at $0.55.

(5)

Payment made by the issuance of 135,574 Common Shares of the Company pursuant to the Share Compensation Plan.  18,182 shares were issued March 26, 2002 at $1.10 and 117,392 shares were issued May 16, 2002 at $1.15.

(6)

Payment made by the issuance of 69,775 Common Shares of the Company pursuant to the Share Compensation Plan.  42,500 shares were issued September 18, 2002 at $0.47 and 27,275 shares were issued December 17, 2002 at $0.55.

(7)

Payment made by the issuance of 86,250 Common Shares of the Company pursuant to the Share Compensation Plan.  The shares were issued May 16, 2002 at $1.15.

Incentive Plans

Long-term Incentive Plan and Pension Plan

The Company does not presently have a long-term incentive plan or a pension plan for its executive officers.

Stock Option Plan

On April 14, 1994, the Company adopted a Directors' and Employees' Stock Option Plan (the "Plan") to grant incentive stock options to executive officers, employees and directors. Shareholder approval of the Plan was obtained at the Company's Annual General Meeting on June 10, 1994.  Regulatory approval was received from the Toronto Stock Exchange on July 21, 1994.  The Plan has been amended from time to time, principally to increase the allotted number of shares under the Plan, and these amendments have been approved by the shareholders at the Annual General Meetings of the Company.

Share Compensation Plan

On October 24, 2001, the Company adopted a share compensation plan (the “Share Compensation Plan”) to allow the Company to issue up to an aggregate of 2,000,000 Common Shares to certain executive officers, employees and/or directors, from time to time, in lieu of cash salary and bonus payments.  Shareholder approval of the Share Compensation Plan was obtained at the Company’s Annual General and Extraordinary Meeting held on June 19, 2001.  Regulatory approval was received from the Toronto Stock Exchange on December 5, 2001.  To date, there have been an aggregate of 1,764,686 Common Shares issued pursuant to the Share Compensation Plan.

Other Incentive Plans

The Company has no other incentive plans, and no cash or non-cash compensation was paid or distributed to executive officers under any other incentive plan during the most recently completed financial year.

During 1996, the Company appointed a Compensation Committee to be responsible for succession planning, matters of compensation to executive officers, and the review of options granted under the Plan.  The Compensation Committee is currently composed of Lawrence M. Glaser, Craig A. Roberts, John A. Clarke and Peter F. Tegart.

Grant of Options to Named Executive Officers

The following table sets forth the grants of options to purchase Common Shares of the Company made to the Named Executive Officers during 2002.  [NTD: update and confirm no stock appreciation rights]

Options Granted During the Most Recently Completed Financial Year
Name	Common Shares under Options Granted	% of Total Options Granted to Employees in Financial Year	Exercise Price ($/Common Share)	Market Value of Securities Underlying Options on the Date of Grant ($/Common Share)	Expiration Date
Richard Allan	150,000 100,000	·% ·%	0.47 0.55	0.47 0.55	[five years for all??] ·
Lawrence Glaser (1)	100,000 100,000 75,000	·% ·% ·%	1.10 0.47 0.55	1.10 0.47 0.55	· · ·
Craig Roberts	75,000 25,000	·% ·%	1.15 0.47	1.15 0.47	· ·
John Clarke	150,000 25,000	·% ·%	1.15 0.47	1.15 0.47	· ·
Charles Smith	300,000	·%	1.10	1.10	·

Notes:

(1)

Conditions

Option Exercise and Notional Year-End Value of Options Held by Named Executive Officers

The following table sets out information regarding the value realized upon the exercise of options during 2002, and the value of unexercised options held by the Named Executive Officers as at December 31, 2002.

[NTD: update]

Aggregated Option Exercises during the Most Recently Completed Financial Year and Financial Year-End Option Values
Name	Securities Acquired on Exercise	Aggregate Value Realized ($)	Unexercised Options at Year-End Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End Exercisable/ Unexercisable ($)
Peter Tegart	-	-	·	·
Richard Allan	-	-	·	·
Lawrence Glaser	-	-	·	·
Charles Smith

The company did not reprice any options during the year, no options or shares from the employee option and share plans were issues at a discount to the market prices, and the company has not Defined Benefit or Actuarial Plans, or Stock Appreciation Rights.

Termination of Employment,
Change in Responsibilities and Employment Contracts

[NTD: update; describe terms and conditions of employment contracts with Named Executive Officers and any compensatory plan or arrangement]

[Pursuant to the terms of Mr. Graham Clow’s employment contract, upon the termination of his services effective May 23, 2001, the Company agreed to pay to Mr. Clow, in regular bi-monthly instalments over a 27 month period, an amount equal to two years annual salary plus three months salary in lieu of notice, aggregating $562,500 (less statutory deductions), less interest payments in connection with a second mortgage on Mr. Clow’s residence in North Vancouver.  In addition, the Company agreed to continue to pay Mr. Clow an automobile allowance of $1,500 per month over the 27-month period, aggregating $40,500.  The Company also agreed to pay Mr. Clow the sum of $3,846 for accrued vacation pay and $1,458.33 representing an interest over payment on the second mortgage.  In addition, Mr. Clow remains entitled to the benefit of certain insurance coverages under the Company’s group medical plan until August 23, 2003.  See also “Indebtedness of Directors and Senior Officers”.

Pursuant to the terms of Mr. Paul Sweeney’s employment contract, as amended on January 30, 2001, upon the termination of his services effective May 1, 2001, the Company agreed to pay to Mr. Sweeney, in regular bi-monthly instalments over a 32.5 month period (subject to adjustment), an amount equal to two years annual salary, aggregating $350,000 (less statutory deductions).  The Company also agreed to pay Mr. Sweeney the sum of $7,300 for accrued vacation pay.  In addition, Mr. Sweeney remains entitled to the benefit of certain insurance coverages under the Company’s group medical plan until April 30, 2003.  On June 1, 2001, the Company amended the terms of Mr. Sweeney’s termination whereby Mr. Sweeney agreed to act as a consultant to the Company for a one-month period.  In exchange, the Company agreed to extend the term of Mr. Sweeney’s severance payments from 32.5 months to 34 months, resulting in the aggregate severance benefit being the equivalent of 25 months’ salary ($364,583).

Upon the termination of Mr. Calvin Everett’s employment contract effective September 30, 2001, the Company agreed to issue to Mr. Everett 50,000 Common Shares on January 3, 2002, pursuant to the Share Compensation Plan.  The Company also agreed that, in the event there is a change of control of the Company within two years of September 30, 2001, Mr. Everett will be paid a retroactive severance amount equal to two times his annual salary aggregating $300,000 (less all appropriate statutory deductions).  In addition, the Company paid Mr. Everett the sum of $5,192 for accrued vacation pay.

As at the date hereof, there are no remaining  contracts in place for the Company’s Named Executive Officers governing compensation for termination without cause and termination follow a change of control of the Company.

Report on Executive Compensation

The Compensation Committee has prepared the following report on executive compensation.

The Company’s compensation structure is designed to reward performance and to be competitive with the compensation arrangements of other Canadian resource companies of similar size and scope of operations.  Each executive officer’s position is evaluated to establish skill requirements and level of responsibility and this evaluation provides a basis for internal and external comparisons of positions.  In addition to industry comparables, the Board and the Compensation Committee consider a variety of factors when determining both compensation policies and programs and individual compensation levels.  These factors include the long-term interests of the Company and its shareholders, overall financial and operating performance of the Company and the Board’s and the Compensation Committee’s assessment of each executive’s individual performance and contribution towards meeting corporate objectives.  Executive officers’ compensation is composed of three major components: base salary; cash or share bonus; and stock options.

Base salary ranges are determined following a review of market data for similar positions in Canadian resource companies of comparable size and scope of operations.  The salary for each executive officer’s position is then determined having regard for the incumbent’s responsibilities, individual performance factors, overall corporate performance, potential for advancement, and the assessment of the Board and the Compensation Committee of such matters as are presented by management.

The second component of the executive officers’ compensation is a cash or share bonus.  In light of a recommendation from the Compensation Committee, the Board may grant executive officers cash or share bonuses.  To date the performance criteria and objectives considered by the Compensation Committee and the Board for determining the availability of such bonuses include the Company’s share performance generally and each executive officer’s role in the progress of the Tambo Grande Project.  Bonuses were paid to the Named Executive Officers with respect to the year 2002.

The third component of the executive officers’ compensation is stock options.  The Compensation Committee or the Board, subject to approval by regulatory authorities, may from time to time grant stock options to executive officers under the Company’s Stock Option Plan.  Grants of stock options are intended to align the interests of the executive officers with those of the shareholders over the longer-term.  During 2002 stock options to acquire 1,100,000 Common Shares were granted to the Named Executive Officers.

Presented by the Compensation Committee:

Lawrence M. Glaser
Craig A. Roberts
John A. Clarke

Performance Graph

The following graph compares the total cumulative shareholder return on a $100 investment in the Common Shares of the Company on December 31, 1997, with the cumulative total return of the Company’s five-year (to December 31, 2002) cumulative total shareholder return compared to the return on a comparable investment on the S&P/TSX Composite Index (formerly the TSE 300 Composite Index) for the period from December 31, 1997 to December 31, 2002.

	31/12/97	31/12/98	31/12/99	31/12/00	31/12/01	31/12/02
S&P/TSX Composite Index	100	96.81	125.59	133.35	114.76	98.73
Company Return	100	97.45	190.91	59.27	29.09	37.09

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

None of the directors or senior officers of the Company, or associates or affiliates of the foregoing persons is indebted to the company.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

[NTD: please update]

Under an existing policy of insurance, the Company will be reimbursed for indemnity payments it is required or permitted to make to directors and officers.  The directors and officers of the Company as individuals are insured for losses arising from claims against them for certain of their acts, errors or omissions.  The policy provides a maximum coverage in any one policy-year of $5,000,000 for each claim and an annual aggregate with a deductible of a $25,000 corporate reimbursement per claim.  The annual premium in the current fiscal year is estimated at $34,970.  The premiums for the policy are not allocated between the directors and officers as separate groups.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as disclosed in this Management Proxy Circular, no director or senior officer of the Company or any shareholder holding, on record or beneficially, directly or indirectly, more than 10 per cent of the issued Common Shares of the Company, or any of their respective associates or affiliates, had any material interest, directly or indirectly, in any material transaction with the Company since the commencement of the Company’s last completed financial year or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.

SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL GENERAL MEETING

In order to be included in proxy material for the 2004 Annual General Meeting of Members, shareholder proposals must be received by the Corporation at its offices at Suite 350 - 885 Dunsmuir Street, Vancouver, British Columbia, V6C 1N5 Attention: Corporate Secretary, by no later than December 3, 2003.

AVAILABILITY OF DOCUMENTS

Copies of the following documents are available without charge to shareholders upon written request to the Corporate Secretary of the Corporation at Suite 350 –885 Dunsmuir Street, Vancouver, British Columbia, V6C 1N5:

(i)

the 2002 Annual Report to Shareholders containing the consolidated financial statements for the year ended December 31, 2002, together with the accompanying report of the auditor;

(ii)

this Management Information Circular; and

(iii)

the Corporation’s most recent Annual Information Form.

OTHER MATTERS

Advance Shareholder Approval for the Issuance of a Number of Shares by Private Placement that Exceeds 25% of the Company’s Issued and Outstanding Share Capital

The Company from time to time investigates opportunities to raise financing on advantageous terms.  It expects to undertake one or more financings over the next year and expects some of them to be structured as private placements.

Under the rules of The Toronto Stock Exchange, the aggregate number of shares of a listed company which are issued or made subject to issuance (i.e. issuable under a share purchase warrant or option or other convertible security) by way of one or more private placement transactions during any particular six-month period must not exceed 25% of the number of shares outstanding (on a non-diluted basis) prior to giving effect to such transactions (the “TSE 25% Rule”), unless there has been shareholder approval of such transactions.

The application of the TSE 25% Rule may restrict the availability to the Company of funds which it may wish to raise in the future by private placement of its securities.

In particular, management of the Company considers it to be in the best interests of the Company to solicit private placement funds for working capital and exploration.  The Toronto Stock Exchange has a working practice that it will accept advance approval by shareholders in anticipation of private placements that may exceed the TSE 25% Rule, provided such private placements are completed within 12 months of the date of such advance shareholder approval is given.

The Company’s issued and outstanding share capital as at April ·, 2003 was · Common Shares and the Company proposes that the maximum number of Common Shares which either would be issued or made subject to issuance under one or more private placements in the twelve month period commencing on May 30, 2003, would not exceed · in the aggregate, or 50% of the Company’s issued and outstanding Common Shares as at April ·, 2003.

Any private placement proceeded with by the Company under the advance approval being sought at the Meeting will be subject to the following additional restrictions:

(a)

it must be substantially with parties at arm’s length to the Company;

(b)

it cannot materially affect control of the Company;

(c)

it must be completed within a twelve month period following the date that shareholder approval is given; and

(d)

it must comply with the private placement pricing rules of The Toronto Stock Exchange which currently require that the issue price per share must not be lower than the closing market price of the Common Shares on The Toronto Stock Exchange on the trading day prior to the date notice of the private placement is given to The Toronto Stock Exchange (the “Market Price”), less the applicable discount, as follows:

Market Price	Maximum Discount
$0.50	25%
$0.51 to $2.00	20%
Above $2.00	15%

(For these purposes, a private placement of unlisted convertible securities is deemed to be a private placement of the underlying listed securities at an issue price equal to the lowest possible price at which the securities are convertible by the holders thereof).

In any event, The Toronto Stock Exchange retains the discretion to decide whether or not a particular placement is “substantially” at arm’s length or will materially affect control in which case specific shareholder approval may be required.

In anticipation that the Company may wish to enter into one or more private placements in the next 12 months that will result in it issuing and/or making issuable such number of its Common Shares, taking into account any shares that may be issued upon exercise of any warrants, options or other rights granted in connection with the private placements, that will exceed the TSE 25% Rule, the Company requests that its shareholders pass an ordinary resolution in the following terms:

“RESOLVED, as an ordinary resolution, that the issuance by the Company in one or more private placements during the twelve month period commencing May 30, 2003, of such number of securities that would result in the Company issuing or making issuable up to · Common Shares, all as more particularly described in the Management Information Circular dated April ·, 2003, is hereby approved.”

Management Recommendation

Management recommends that the shareholders of the Company vote in favour of the ordinary resolution approving the issuance of a number of Common Shares by private placement that exceeds 25% of the Company’s issued and outstanding Common Shares.

Amendment to Stock Option Plan

Background

The Company has a Stock Option Plan dated April 15, 1994, as amended (the “Plan”).  The principal purposes of the Plan are to promote a proprietary interest in the Company among its directors and employees; to retain, attract and motivate qualified directors, officers and employees; to provide a long-term incentive element in overall compensation; and to promote the long-term profitability of the Company.

The Plan is administered by the Board of Directors.  Options may be granted at any time to any directors, key employees and consultants of the Company, taking into consideration his or her contribution to the success of the Company and any other factors which the Board of Directors may deem proper and relevant, provided that a director to whom any option may be granted may not participate in the discussion of the Board of the Directors to grant such option.

As at April ·, 2003, the number of issued and outstanding Common Shares of the Company was ·.  In addition, options to acquire · Common Shares of the Company are currently outstanding under the Plan to directors, officers, key employees, and consultants of the Company.  Excluding Common Shares previously issued under the Plan, the number of options currently outstanding together with options available for future issuance, represent ·% of the current issued and outstanding Common Shares of the Company.

Options previously approved	5,929,000
Additional options requested for approval	2,000,000
Maximum number of Common Shares to be issued under the Plan	7,929,000
Common Shares issued to date under the Plan	(·)
·
Options outstanding April ·, 2003	(·)
Options available for future issuance	(·)

The Board of Directors is very concerned about the retention and motivation of its current employees.  The Board of Directors believes it is in the best interests of shareholders to ensure that there are a greater number of options available to enable the Company to continue to attract, retain and motivate key personnel.

The Board of Directors would like to have an additional · Common Shares reserved for issuance under the Plan.  This requires that the Plan be amended so that the specified maximum number of Common Shares issuable in the past and in the future is increased from 5,929,000 to 7,929,000 Common Shares.

Under the policies of the Toronto Stock Exchange, any material amendments to the Plan must be approved by the shareholders of the Company before any Common Shares of the Company are issued pursuant to stock options granted under the Plan.

Accordingly, shareholders will be asked at the Meeting to approve the following ordinary resolution:

“RESOLVED, as an ordinary resolution, that the increase in the number of Common Shares available for issuance under the Plan from 5,929,000 to 7,929,000 Common Shares, all as more particularly described in the Management Information Circular dated April ·, 2003, is hereby approved.”

The amendments to the Plan will be put before the shareholders at the Meeting in the form of an ordinary resolution which requires approval by a majority of not less than ½ of the votes cast by shareholders who, being entitled to do so, vote in person or by proxy on the resolution.

A copy of the complete text of the Plan is available for inspection at the Company’s office, at Suite 300, 808 West Hastings Street, Vancouver, British Columbia, V6C 2X4, during normal business hours, and will be mailed to any shareholder requesting same.  All requests should be directed to the Secretary of the Company.  In addition, a copy of the Plan will be available for inspection at the Meeting.

Management Recommendation

Management recommends that the shareholders of the Company vote in favour of the ordinary resolution approving the increase the number of shares reserved for issuance pursuant to the Plan.

Reservation of Shares

The Company currently has a share compensation plan dated September 2001 (the “Share Plan”).  The principal purpose of the Share Plan is to maintain cash reserves and instil a sense of ownership in the Company, by providing shares of the Company for issuance to directors, officers or employees of the Company as payment in lieu of salary or other compensation.  The Company currently has 2,000,000 Common Shares reserved under the Share Plan, representing approximately 5% of the issued and outstanding shares of the Company on a non-diluted basis, for this purpose.  These Common Shares may be issued with a discount of up to 15% of the then current market price, in accordance with the policies of The Toronto Stock Exchange, at the discretion of the Board, to directors, officers and employees of the Company willing to accept shares of the Company in lieu of salary or other compensation.

The Board of Directors would like to have an additional 2,000,000 Common Shares reserved for issuance under the Share Plan.  This requires that the Share Plan be amended so that the specified maximum number of Common Shares issuable in the past and in the future is increased from 2,000,000 to 4,000,000 Common Shares.

Under the policies of the Toronto Stock Exchange, the shareholders of the Company other than directors, officers and employees of the Company must approve such increase in the number of Common Shares reserved for issuance pursuant to the Share Plan.  Accordingly, shareholders of the Company, other than directors, officers and employees, will be asked to consider and, if deemed fit, pass the following resolution:

“RESOLVED, as an ordinary resolution, that the increase in the number of Common Shares available for issuance under the Share Plan from 2,000,000 to 4,000,000 Common Shares, all as more particularly described in the Management Information Circular dated April ·, 2003, is hereby approved.”

Management Recommendation

Management recommends that the shareholders of the Company vote in favour of the ordinary resolution approving the increase in the number of shares reserved for issuance pursuant to the Share Plan.

BOARD OF DIRECTORS’ APPROVAL

The Board has approved the contents and sending of this Management Proxy Circular of Directors of the Corporation.

DATED this · day of April, 2003.

On Behalf of the Board

“Lawrence M. Glaser”

Lawrence M. Glaser

Chairman of the Board, President and
Chief Executive Officer

PROXY SOLICITED BY MANAGEMENT

FOR THE ANNUAL GENERAL AND SPECIAL MEETING

OF MEMBERS OF

MANHATTAN MINERALS CORP.

The undersigned, being a member of Manhattan Minerals Corp. (the "Company") hereby appoints [Lawrence M. Glaser, Chairman of the Board, President and Chief Executive Officer,] ___________________, as proxy for the undersigned, to attend, act and vote for and on behalf of the undersigned at the annual general special meeting of the members (the "Meeting") to be held at [the Pan Pacific Hotel, Governor General Suite B, 300 – 999 Canada Place, Vancouver, British Columbia], on Friday, May 30, 2003, at 10:00 a.m. (Vancouver time) and at any and all adjournments thereof, and the undersigned hereby revokes any proxy previously given to attend and vote at the Meeting.  Without limiting the general powers hereby conferred, the proxy holder is directed to vote as follows upon the following proposals:

(1)

To vote for the election of directors (Please Check √).

Lawrence M. Glaser                 FOR                         WITHHOLD VOTE

John A. Clarke                         FOR                         WITHHOLD VOTE

Craig A. Roberts                      FOR                          WITHHOLD VOTE

 [NTD:  others?]

(2)

To vote on the appointment of PricewaterhouseCoopers LLP, Chartered Accountants, as auditors of the Company until the next annual general meeting or until a successor is appointed or elected by the board of directors of the Company.

                                                               FOR                      WITHHOLD VOTE

(3)

To authorize the directors to fix the remuneration to be paid to the auditors of the Company.

                                                              FOR                         AGAINST

(4)

To authorize, as an ordinary resolution, that the issuance by the Company in one or more private placements during the twelve month period commencing May 30, 2003, of such number of securities that would result in the Company issuing or making issuable up to · Common Shares, all as more particularly described in the Management Information Circular dated April ·, 2003.

                                                              FOR                         AGAINST

(5)

To authorize, as an ordinary resolution, an increase in the number of Common Shares available for issuance under the Stock Option Plan of the Company.

                                                            FOR                            AGAINST

(6)

To authorize, as an ordinary resolution, an increase in the number Common Shares available for issuance under the Share Compensation Plan of the Company.

                                                             FOR                          AGAINST

SIGNED this _______ day of _________________, 2003.        _____________________

                                                                                                                Signature of Member

                                                                                                                  ___________________

                                                                                                                  Please print name

NOTE:

(1)

If the appointee is a corporation, it should sign under its corporate seal or under the hand of an officer or attorney so authorised.

(2)

This proxy confers discretionary authority with respect to amendments or variations to the matters set out in the Notice of Annual General Meeting and other matters that may properly come before the Meeting.

(3)

The shares represented by this proxy will be voted or withheld from voting in accordance with the instructions of the member on any ballot that may be called for and, if the member specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.  This proxy confers discretionary authority where no choice is specified.  Where the proxy specifies as proxy holder a nominee of management, the shares will be voted as if the member had specified an affirmative vote.  With respect to any amendments or variations in any of the proposals set out above, or other matters which may properly come before the Meeting, the shares will be voted by the nominee hereby appointed as he in his sole discretion sees fit.

(4)

This proxy is solicited on behalf of the management of the Company.  If the member does not wish to appoint the person(s) named in the form of proxy, he should strike out his name and insert in the blank space provided the name of the person he wishes to act as his proxy.  Such other person need not be a member of the Company.

(5)

This form of proxy will not be valid unless it is dated and signed by the member or by his attorney, duly authorised by him in writing, or, in the case of a corporation, duly authorised as aforesaid.  If the form of proxy is executed by an attorney for an individual member, or joint member, or by an officer or officers or an attorney of a corporate member not under its corporate seal, the instrument so empowering the officer or officers or attorney as the case may be, or a notarial copy thereof, should accompany the form of proxy.

(6)

This proxy will not be used at the Meeting or any adjournment thereof unless the same is deposited with the Company's Registrar and Transfer Agent, not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting or any adjournment thereof. For certainty of receipt, mail the proxy at least six days prior to the Meeting to the following address:

Computershare Trust Company of Company

510 Burrard Street

Vancouver, BC

V6C 3B9

SUPPLEMENTAL MAILING LIST RETURN CARD

TO:

MANHATTAN MINERALS CORP.

The undersigned certifies that he is the owner of securities (other than debt instruments) of Manhattan Minerals Corp. (the “Company”) and requests that he be placed on the Company’s Supplemental Mailing List with respect to its interim consolidated financial statements.

Dated:  ____________________________

_____________________________

Signature

_____________________________

Name – Please Print

_____________________________

Address

_____________________________

NOTE:

If you wish to be included on the Company’s Supplemental Mailing List in order to receive its interim consolidated financial statements, please complete and return this card to Computershare Trust Company of Canada, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9.